Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

I hereby consent to the incorporation of my report dated December 15, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-            ) with respect to the consolidated balance sheets of Fenbo Holdings Limited and its subsidiaries (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2021 and 2020, and the related notes included herein.

/s/ K. R. Margetson Ltd.

Chartered Professional Accountant
North Vancouver BC
Canada
Date: 15 December 2022
I have served as the Company’s auditor since 2022
PCAOB ID: 1212